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                          Independent Auditors' Consent

The Shareholders and Board of Trustees of
Greenwich Street Series Fund:

We consent to the incorporation by reference, in this registration statement, of our reports dated February 13, 2004, on the statements of assets and liabilities, including the schedules of investments, of the portfolios listed below of the Greenwich Street Series Fund (the "Funds") as of December 31, 2003, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information.

Portfolios
----------
Appreciation Portfolio
Diversified Strategic Income Portfolio
Equity Index Portfolio
Fundamental Value Portfolio
Intermediate High Grade Portfolio
Salomon Brothers Variable All Cap Value Fund
Salomon Brothers Variable Emerging Growth Fund
Salomon Brothers Variable Growth and Income Fund
Salomon Brothers Variable International Equity Fund
Salomon Brothers Variable Money Market Fund

                                                                       KPMG LLP


New York, New York
April 29, 2004